Exhibit 5

April 20, 2006

Burlington Northern Santa Fe Corporation

2650 Lou Menk Drive

Fort Worth, Texas 76131-2830

Ladies and Gentlemen:

We have acted as counsel to Burlington Northern Santa Fe Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to an additional 11,000,000 shares (the “Shares”) of Common Stock, par value $.01 per share, of the Company issuable pursuant to the Company’s amended and restated 1999 Stock Incentive Plan (the “Stock Plan”). In this capacity, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

Based on the foregoing, it is our opinion that the Shares have been duly authorized for issuance and, when sold pursuant to the Stock Plan, will be validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ MAYER, BROWN, ROWE & MAW LLP